 Exhibit (a)(1)(D)
Offer To Purchase
All Outstanding Shares of Common Stock
of
VECTOR GROUP LTD.
at
$15.00 per share in cash
by
VAPOR MERGER SUB INC.
a wholly owned subsidiary of JTI (US) HOLDING INC.
an indirect wholly owned subsidiary of
JT INTERNATIONAL HOLDING B.V.
THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT ONE MINUTE AFTER 11:59 P.M., NEW YORK CITY TIME, ON OCTOBER 1, 2024, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.
September 4, 2024
To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:
We have been engaged by Vapor Merger Sub Inc., a Delaware corporation (“Merger Sub”) and wholly owned subsidiary of JT (US) Holding Inc., a Delaware corporation (“Parent”), to act as information agent (the “Information Agent”) in connection with Merger Sub’s offer to purchase all of the outstanding shares of common stock, par value $0.10 per share (the “Shares”), of Vector Group Ltd., a Delaware corporation (the “Company”), in exchange for $15.00 per Share in cash, subject to applicable withholding taxes and without interest (the “Offer Price”), on the terms and subject to the conditions set forth in the Offer to Purchase (as it may be amended, supplemented or otherwise modified from time to time, the “Offer to Purchase”) and in the related Letter of Transmittal (as it may be amended, supplemented or otherwise modified from time to time, the “Letter of Transmittal”) and the related Notice of Guaranteed Delivery (as it may be amended, supplemented or otherwise modified from time to time, the “Notice of Guaranteed Delivery”) (which three documents, together with other related materials, collectively constitute the “Offer”), including the Minimum Condition (as such term is defined in the Offer to Purchase).
The conditions to the Offer are described in Section 15 of the Offer to Purchase.
For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:
1.
The Offer to Purchase;

2.
The Letter of Transmittal (including Guidelines for Certification of Taxpayer Identification Number on IRS Form W-9) for your use in accepting the Offer and tendering Shares and for the information of your clients;

3.
The Notice of Guaranteed Delivery with respect to Shares, to be used to accept the Offer if certificates representing your clients’ Shares are not immediately available or cannot be delivered to you to be further delivered to the Equiniti Trust Company, LLC, which is the depository for the Offer (the “Depository”) prior to the Expiration Time (as defined below) (or the procedures for book-entry transfer cannot be completed on a timely basis), or if time will not permit all required documents, including a properly completed and duly executed Letter of Transmittal, to reach the Depository prior to the Expiration Time (as defined below);
4.
A form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer; and

5.
The Company’s Solicitation/Recommendation Statement on Schedule 14D-9.

We urge you to contact your clients as promptly as possible. Please note that the Offer and withdrawal rights will expire one minute after 11:59 p.m., New York City time, on October 1, 2024, unless the Offer is extended or earlier terminated pursuant to and in accordance with the Merger Agreement (the “Expiration Time”).
The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of August 21, 2024 (as it may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among the Company, Parent and Merger Sub, pursuant to which, as soon as practicable following (but in any event no later than one business day after) the consummation of the Offer, subject to the satisfaction or waiver of the No Legal Prohibition Condition (as defined in the Offer to Purchase), Merger Sub will merge with and into the Company (the “Merger”), and the Company will survive the Merger (the “Surviving Corporation”) as a wholly owned subsidiary of Parent, on the terms and subject to the conditions set forth in the Merger Agreement. If Merger Sub consummates the Offer, the Merger Agreement contemplates that the parties will effect the closing of the Merger without a vote of the stockholders of the Company in accordance with Section 251(h) of the Delaware General Corporation Law (the “DGCL”) as soon as practicable following (but in any event no later than one business day after) the consummation of the Offer, subject to the satisfaction or waiver of the condition that no governmental authority of competent and applicable jurisdiction will have enacted, issued or promulgated any law or issued or granted any order that is in effect as of immediately prior to the Effective Time and has the effect of (a) making the Merger illegal or (b) prohibiting or otherwise preventing the consummation of the Merger (the “No Legal Prohibition Condition”).
At the effective time of the Merger (being the time and day of the filing and acceptance of the certificate of merger with the Secretary of State of the State of Delaware or at such later time and date as may be agreed in writing by Parent and the Company and specified in the certificate of merger in accordance with the DGCL, the “Effective Time”), each Share issued and outstanding immediately prior to the Effective Time (excluding (a) any Shares owned by Parent, Merger Sub or the Company (or held in the Company’s treasury), or by any direct or indirect wholly owned subsidiary of Parent, Merger Sub or the Company, in each case, immediately prior to the Effective Time, (b) any Shares irrevocably accepted for payment pursuant to the Offer, (c) any Shares held by stockholders who are entitled to demand, and who shall have properly and validly demanded their statutory rights of appraisal in respect of such Shares in compliance with Section 262 of the DGCL and (d) any Shares subject to Company Restricted Share Awards (as defined in the Offer to Purchase)) shall be canceled and extinguished and automatically converted into the right to receive the Offer Price, without interest thereon and subject to any applicable withholding taxes. As a result of the Merger, the Company will cease to be a publicly traded company and will become a wholly owned subsidiary of Parent.
The board of directors of the Company has unanimously: (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are advisable, fair to, and in the best interests of the Company and its stockholders, (ii) declared it advisable for the Company to enter into the Merger Agreement and consummate the transactions contemplated thereby, (iii) authorized and approved the execution and delivery by the Company of the Merger Agreement, the performance by the Company of its covenants and agreements contained therein and the consummation of the Offer and the Merger and the other transactions contemplated by the Merger Agreement upon the terms and subject to the conditions contained therein, (iv) resolved that the Merger shall be governed and effected under Section 251(h) of the DGCL and be effected without a vote of the Company’s stockholders and (v) resolved, subject to the terms and conditions set forth in the Merger Agreement, to recommend that the holders of the Shares accept the Offer and tender their Shares to Merger Sub pursuant to the Offer.

For Shares to be validly tendered to Merger Sub and accepted for payment pursuant to the Offer (A)(i) the certificates evidencing such Shares (the “Share Certificates”) or confirmation of a book-entry transfer of such Shares into the Depository’s account at The Depository Trust Company pursuant to the procedures set forth in Section 3 of the Offer to Purchase, (ii) in the case of Share Certificates, the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees and (iii) any other documents required by the Letter of Transmittal or, in the case of a book-entry transfer, an “agent’s message” in lieu of the Letter of Transmittal and such other documents required by the Letter of Transmittal, must be timely received by the Depository or (B) the tendering stockholder must, prior to the Expiration Time, comply with the guaranteed delivery procedures set forth in the Offer to Purchase and thereafter timely deliver the Shares subject to such notice of guaranteed delivery in accordance with such procedures.
Merger Sub will not pay any fees or commissions to any broker or dealer or to any other person (other than to the Depository and the Information Agent as described in Section 18 of the Offer to Purchase) in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will, on request, be reimbursed by Merger Sub for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers. Merger Sub will pay all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, subject to Instruction 6 of the Letter of Transmittal.
Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the undersigned at the address and telephone numbers set forth below and on the back cover of the Offer to Purchase.
Very truly yours,
MacKenzie Partners, Inc.
Nothing contained herein or in the enclosed documents shall render you, any agent of Merger Sub, the Information Agent or the Depositary or any affiliate of any of them or authorize you or any other person to use any document or make any statement on behalf of any of them in connection with the Offer other than the enclosed documents and the statements contained therein.
The Information Agent for the Offer is:
MacKenzie Partners, Inc.
1407 Broadway, 27th Floor
New York, New York 10018
Stockholders may call toll free:
(800) 322-2885
Banks and Brokers may call:
(212) 929-5500